EXHIBIT 99.1

FY2008 SALARY AND BONUS ARRANGEMENTS

FOR EXECUTIVE OFFICERS

FY2008 Salary Structure

Position	Name	FY2008 Base Salary
Chairman of Executive Committee	Ronald M. Lamb	$700,000

CEO	Robert J. Myers	$600,000

COO	Terry W. Handley	$335,000

SVP/Secretary	John G. Harmon	$310,000

SVP/CFO	William J. Walljasper	$275,000

SVP/Transportation & Support Operations	Sam J. Billmeyer	$225,000

FY2008 Annual Incentive Plan

The target bonus available to the executive officers (and Vice Presidents) will be an amount equal to 35% of base salary, with an opportunity for up to 50% of base salary if the Company exceeds certain earnings per share and invested capital goals for the year. Of that amount, 75% will be based on earnings per share, and 25% based on return on invested capital.

If and as earnings per share reach specified targets approved by the Board of Directors, bonus payments will be made in amounts equal to 7.50%, 11.25%, 18.75%, 26.25% (targeted amount), 30.00%, 33.75% or 37.50% of the base salary amount.

If and as return on invested capital reaches specified targets approved by the Board, bonus payments will be made in amounts equal to 2.50%, 3.75%, 6.25%, 8.75% (targeted amount), 10.00%, 11.25% or 12.50% of the base salary amount. For this purpose, return on invested capital is determined by dividing operating income after depreciation and tax before interest by average invested capital.